Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

January 8, 2013

BARCLAYS

iPath® S&P 500 Dynamic VIX ETN

December 2012

Annualized index returns	1M	YTD	1Yr	3Yr	Since inception
S&P 500® Dynamic VIX Futures™ TR	-2.8%	-16.7%	-16.7%	9.4%	5.5%
S&P 500® VIX Mid-Term Futures™ TR	-0.4%	-52.9%	-52.9%	-62.2%	-43.9%
S&P 500® VIX Short-Term Futures™ TR	7.0%	-77.9%	-77.9%	-94.0%	-64.9%

Monthly comment

- The S&P 500® Dynamic VIX Futures™ Total Return Index performance was negative in December(-2.8%) driven by a flattening term structure that has been in weak contango 79% of the time this month.[1] During the course of the month, volatility slightly increased with the VIX Index rising from 16.64 to 18.02.
- Since the volatility term structure was in contango[2], the Dynamic VIX Index had a 20% to 30% short exposure to short-term VIX futures and a 70% to 80% long exposure to mid-term VIX futures. For the month, the returns of the component indices were as follows: the S&P 500® VIX Mid-Term Futures™ Index was down 0.40% and the S&P 500® VIX Short-Term Futures™ Index was up 7.0%.
- The Dynamic VIX Index has also been impacted by the overall roll yield. Roll costs[3] for the short- and mid-term rolling futures were 2.9% vs. 4.2%.
- Due to the negative impact these factors had on its performance, the Dynamic VIX Index was down more than the S&P 500® VIX Mid-Term Futures™ Index

1. For a discussion of the volatility term structure, please see page 5 of the accompanying presentation
2. For an explanation of the effects of contango & backwardation, please see page 9 of the accompanying presentation
3. For an explanation of Roll cost or yield, please see page 15 of the accompanying presentation

Hypothetical Historical and Historical Index Performance since January 2006



S&P 500 Dynamic VIX Futures TR
S&P 500 VIX Mid-Term Futures TR
S&P 500 VIX Short-Term Futures TR
Live period
600
500
400
300
200
100
0
Jan 06
Jan 07
Jan 08
Jan 09
Jan 10
Jan 11
Jan 12

Key Performance Metrics since January 2006

	S&P 500® Dynamic VIX Futures™ TR	S&P 500® VIX Mid-Term Futures™ TR	S&P 500® VIX Short-Term Futures™ TR
Annualized Return	20.2%	-5.5%	-38.3%
Annualized Volatility[4]	25.1%	32.6%	63.9%
Returns/vol ratio	0.74	-0.22	-0.62
Max. drawdown[5]	-29%	-77%	-99%
Correlation to S&P 500	-0.70	-0.76	-0.77

4. Annualized volatility is calculated as a standard deviation of natural logarithm of monthly returns in the observation period multiplied by the square root of 12. Because the annualized volatility is based on historical data, it may not predict variability on annualized future performance.
5. Max drawdown represents the maximum percentage decline of an index price between any starting and ending point in time.

Index Description

Investment objective

The iPath® S&P 500 Dynamic VIX ETN is designed to provide investors with cost-effective exposure to the S&P 500® Dynamic VIX Futures™ Total Return Index (the "Dynamic VIX Index").

The Dynamic VIX Index seeks to provide investors with exposure to forward implied volatility by reflecting the outcomes of holding long, and at times long and short, positions in futures contracts on the CBOE Volatility Index® ("VIX Index"). The Dynamic VIX Index aims to react positively to overall increases in market volatility by allocating dynamically between two components: a short-term volatility component and a mid-term volatility component.

Key features

- The Dynamic VIX Index is designed to offer efficient exposure via a dynamic investment in volatility
- Uses the volatility term structure[2] ratio to determine whether to be long or short
  - *Ratio of 1-month/3-month Implied volatilities (VIX® Index /VXV® Index)*
- The Dynamic VIX Index aims to have:
  - *reduced "roll cost" during normal or low volatility regimes (contango)*
  - *increased exposure to VIX® Index only when volatility is at elevated levels (backwardation)*

ETN Facts

Ticker	XVZ
Index Sponsor	S&P Dow Jones Indices, LLC
Index Ticker	SPDVIXTR
Inception Date	June 13, 2011
Yearly ETN Fee	0.95%

Source: Barclays, Bloomberg, 01/02/2006 – 12/31/2012 (for all graphs and tables presented on this page)
Index returns are for illustrative purposes only and do not represent actual ETN performance. Index performance returns do not reflect the investor fee or any other transaction costs or expenses. Indices are unmanaged and cannot invest directly in an Index. Past performance is not indicative of future results. Please see page 13 of the accompanying presentation for a disclaimer on historical and hypothetical historical information.

BARCLAYS

iPath® S&P 500 Dynamic VIX ETN

December 2012

Monthly hypothetical historical and historical index returns

Live period

	S&P 500® Dynamic VIX Futures™ TR													S&P 500® VIX Futures™ TR Mid-Term	S&P 500® VIX Futures™ TR Short-Term
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year	Year	Year
2006	-0.8%	-1.6%	-5.0%	0.4%	11.9%	-2.7%	-2.3%	3.6%	3.7%	-2.5%	-2.3%	2.4%	4%	-18%	-51%
2007	-2.4%	-5.1%	-3.6%	1.0%	3.5%	4.2%	19.2%	6.4%	-7.2%	5.9%	11.6%	1.5%	37%	54%	43%
2008	-0.2%	2.1%	-1.6%	-4.8%	4.3%	-0.4%	-5.0%	2.5%	14.5%	77.6%	13.0%	4.6%	132%	84%	126%
2009	0.1%	3.2%	1.2%	-2.5%	-8.2%	-0.3%	3.8%	2.6%	-0.3%	0.9%	2.7%	-1.9%	1%	-24%	-65%
2010	-1.7%	-1.5%	3.0%	4.4%	10.8%	2.7%	-3.0%	7.4%	1.7%	-2.2%	0.1%	-1.8%	21%	-13%	-72%
2011	-5.8%	-3.9%	-4.9%	2.2%	-2.2%	-1.2%	-6.0%	38.8%	9.6%	-12.0%	3.6%	-1.8%	9%	-8%	-4%
2012	1.4%	3.0%	-2.1%	-2.2%	2.3%	-0.6%	-2.9%	1.6%	-6.0%	-5.4%	-3.9%	-2.8%	-17%	-53%	-78%

Monthly index performance attribution

	S&P 500® Dynamic VIX Futures™ TR	S&P 500 VIX® Futures™ TR Mid-Term	S&P 500 VIX® Futures™ TR Short-Term
Roll yield[1]	-2.5%	-4.2%	-2.9%
Volatility exposure	-0.3%	3.7%	9.9%
Total	-2.8%	-0.4%	7.0%

Evolution of the VIX term-structure*



24
22
20
18
16
14
First business day
Last business day
Spot
1m
2m
3m
4m
5m
6m
7m
8m

*For a discussion of the volatility term structure, please see page 5 of the accompanying presentation

The Dynamic VIX Index - Drivers of performance since January 2006 (except when stated)

	Strong Contango	Weak Contango	Weak Backwardation	Backwardation	Strong Backwardation



Target Allocation in VIX futures index in various term structure scenarios
Short-term
Mid-term
70%
-30%
80%
-20%
100%
25%
75%
50%
50%

	Strong Contango	Weak Contango	Weak Backwardation	Backwardation	Strong Backwardation
Frequency (% of days)	35%	47%	10%	6%	2%
This month	19%	79%	2%	0%	0%
Roll yield (% per month)	1.1%	0.1%	0.7%	2.5%	13.0%
Volatility exposure (% per month)	-0.9%	0.3%	8.0%	-0.7%	16.5%

1. Roll yield estimated using the slope of the VIX futures curve, weighted according to index weightings. For a description of the effect of roll yield in VIX futures please see pages 15 – 16 of the accompanying presentation

Source: Barclays, Bloomberg, 01/02/2006 –12/31/2012. (for all graphs and tables presented on this page)
The S&P 500® VIX Short-Term and Mid-Term Futures™ Indices were launched in December 2008, the S&P 500® Dynamic VIX Futures™ Index was launched in June 2011. The information prior to launch dates included above is hypothetical historical. You should not rely on historical or hypothetical historical information. Such historical and hypothetical historical information is not indicative of future performance.

Index returns are for illustrative purposes only and do not represent actual ETN performance. Index performance returns do not reflect the investor fee or any other transaction costs or expenses. Indices are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results. For current Index and ETN performance, go to www.iPathetn.com

Barclays Selected Risk Considerations An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any change in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. Issuer Redemption: If specified in the applicable prospectus, Barclays Bank PLC will have the right to redeem or “call” a series of ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity. The Performance of the Underlying Index Is Unpredictable: An investment in the ETNs is subject to risks associated with fluctuations, particularly a decline, in the performance of the underlying index. Because the performance of such index is linked to futures contracts on the CBOE Volatility Index (the “VIX Index”), the performance of the underlying index will depend on many factors, including the level of the S&P 500, the prices of options on the S&P 500, and the level of the VIX Index which may change unpredictably, affecting the value of futures contracts on the VIX Index and, consequently, the level of the underlying index. Additional factors that may contribute to fluctuations in the level of such index include prevailing market prices and forward volatility levels of the U.S. stock markets and the equity securities included in the S&P 500, the prevailing market prices of options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500 and the VIX Index, interest rates, supply and demand in the listed and over-the-counter equity derivative markets as well as hedging activities in the equity-linked structured product markets. Dynamic Allocation of Underlying Index: The value of the underlying index will depend upon the success of such index in dynamically allocating between the short-term and mid-term volatility futures components. The allocation of such index is based on implied volatility measurements that may not effectively predict trends in future volatility, and is made in accordance with pre-defined weightings that may not be optimal. Additionally, such index may allocate to short as well as long positions in the index components and is not guaranteed to react positively to increased levels of market volatility. Market and Volatility Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your ETNs in the secondary market. Factors that may influence the market value of the ETNs include prevailing market prices of the U.S. stock markets, the index components included in the underlying index, and prevailing market prices of options on such index or any other financial instruments related to such index; and supply and demand for the ETNs, including economic, financial, political, regulatory, geographical or judicial events that affect the level of such index or other financial instruments related to such index. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 or 50,000 (depending on the series) ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free +1 877 764 7284, or you may request a copy from any other dealer participating in the offering. BlackRock Investments, LLC assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. “Standard & Poor’s”, “S&P 500”, “S&P”, “S&P 500 Total Return”, “S&P 500 VIX Short-Term Futures™”, “S&P 500 VIX Mid-Term Futures™” and “S&P 500 Dynamic VIX Futures™” are trademarks of Standard & Poor’s Financial Services, LLC (“S&P”) and Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. “CBOE”, “VIX” and “BuyWrite” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”) and have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Barclays Bank PLC. This document is not sponsored, endorsed, or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, or any of their respective subsidiaries or affiliates (collectively, “S&P Dow Jones Indices”) or by CBOE. S&P Dow Jones Indices and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or to any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of the indices to track market performance. 2013 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. NOT FDIC INSURED NO BANK GUARANTEE MAY LOSE VALUE

iPath® Exchange Traded Notes XVZ iPath® S&P 500 Dynamic VIX ETN BARCLAYS

summary Investor Demand For a New Volatility Product Investor usage and feedback identifies demand for a volatility product addressing: Cost of holding short-term volatility during equity bull markets Lower responsiveness of mid-term volatility during periods of high volatility Dynamic VIX Concept Framework Investment designed to react positively to volatility (not pure ‘alpha’ or arbitrage) that: Allocates between long or short position in shorter-dated VIX® futures in high and low volatility environments, respectively, combined with a core long mid-term VIX® futures position Uses daily market signals for switching between long/short position in short-dated VIX® futures based on backwardation or contango of implied volatility XVZ: iPath® S&P 500 Dynamic VIX ETN Listed on Aug 17th 2011 on NYSE Arca under ticker XVZ Linked to the S&P 500® Dynamic VIX FuturesTM Index $271mn of notional amount since launch1 Awarded “Most Innovative ETP” for the Americas in 20122 1. As of 6/29/2012. Source: Bloomberg. 2. 8th Annual Global ETF Awards®, organized by exchangetradedfunds.com. Page 2 of 20

iPath® platform iPath is a leading US exchange traded notes (ETNs) platform with commodity, volatility, equity, FX and rates offerings used by a broad range of clients Institutional Wealth Management Retail • Efficient access to futures markets • FX, Commodity, Emerging Markets • Access to hard-to-reach asset and Volatility classes • Tradable index-linked structured investment • Cost efficient • Easy to use investment • Short-term views /cash management • Liquidity and ease of exit • Leveraged and inverse exposures 76 5 633 US Listed iPath ETNs Asset Classes Billion dollars in total iPath® trading since 10 39 launch $10,000,000,000 Percent market Peak Notional Outstanding share of US ETNs As of 6/29/2012. Sources: Barclays, Bloomberg (03 / 2011) Page 3 of 20

how can VIX ETNs be used as portfolio hedges? The iPath® S&P 500 VIX Short-Term FuturesTM ETN (VXX) and the iPath® S&P 500 VIX Mid-Term FuturesTM ETN (VXZ) have historically demonstrated negative correlation with S&P 500® returns The negative correlation is convex: greater reaction to large decreases in the equity markets than to large increases

Convexity of VXX is larger compared to VXZ, but VXZ has performed better during equity bull markets 40% 30% 20% return 20% 10% month return 10% 0% 1 0% VXX -10% month -10% 1 -20% VXZ -20% -30% -30% -12% -8% -4% 0% 4% 8% 12% -12% -8% -4% 0% 4% 8% 12% SPY 1 month return SPY 1 month return Sources: Bloomberg, 1/30/2009 – 6/29/2012. You should not rely on historical information. Such historical information is not indicative of future performance. For current iPath ETN performance, please visit www.iPathETN.com Page 4 of 20 convexity can come at a cost VIX® futures term structure can cause a drag on the performance of the ETNs The market for VIX® futures Volatility term structure is typically upward sloping tends to trade in contango1 during “normal” times 20% during low volatility periods Level 19% 18% VXX tends to suffer a greater Volatility 2 17% Roll between 4M and negative roll yield than VXZ as 7M futures the curve tends to be steeper at Implied 16% the front end. Future 15% Roll between 1M and 2M futures VIX 14% 0 1 2 3 4 5 6 7 Time to Expiration (Months) FOR ILLUSTRATIVE PURPOSES ONLY 1: When the prices of futures contracts for distant delivery months are higher than prices of futures contracts with nearer delivery months, the futures curve is said to be in “contango”. 2: In the context of investment strategies in the futures markets, “roll yield” is commonly referred to describe the returns that occur over and above the changes in the spot returns. See appendix: “Index Roll Yield/Cost” Page 5 of 20

VXX & VXZ 120% value 100% initial 80% of % a 60% as 40% 20% VXX Performance VXZ 0% Jan-09 Jul-09 Jan-10 Jul-10 Jan-11 Jul-11 Jan-12 VXX ??Has performed better during high or increasing volatility environments ??Daily trading volumes are higher, suggesting a shorter holding period ??Higher short interest, suggesting that more investors are both taking long and short positions VXZ ??Has performed better during low volatility environments ??Daily trading volumes are lower, suggesting a longer holding period ??Lower short interest, suggesting that more investors are long-only Source: Bloomberg, 1/29/2009—6/29/2012. Disclaimer: With short sales, in investor faces the potential for unlimited losses as the security’s price rises. You should not rely on historical information. Such Page 6 of 20 historical information is not indicative of future performance. For current iPath ETN performance, please visit www.iPathETN.com can we do better? Question: • Can we construct a dynamic strategy that provides positive performance during times of equity volatility that has enhanced features compared to VXZ or VXX? One potential answer: ??Begin with a core position of VXZ held in all market circumstances ??During “normal” times of low or decreasing volatility: target an enhanced performance via a short position in VXX ??During “stressful” times of high or increasing volatility: target a high reactivity by switching to a long position in VXX The Million Dollar Question: ??How to identify “normal” and “stressful regimes” ? term structure signal On a hypothetical historical basis, the shape of the volatility curve has tended to be indicative of the future returns on shorter-dated VIX® futures 6.0% ??Front-month VIX® Futures daily returns 5.0% Contango have typically been negative on average if futures 4.0% ® returns 3.0% the volatility term structure was in VIX daily 2.0% contango during the period. month 1.0%—average 0.0% Front Strong ??As the volatility term structure moved -1.0% Backwardation towards strong backwardation, average -2.0% < 0.90 0.9-1.0 1.0-1.05 1.05-1.15 >1.15 returns typically became positive. VIX/VXV Ratio 90 1.5 VIX Index 80 1.4 Backwardation 1month/3month

Term Structure Ratio 70 1.3 60 1.2 ratio Index 50 ® 1.1 VIX 40 1 1m/3m 30 20 0.9 10 Contango 0.8 0 0.7 Sep-07 Mar-08 Sep-08 Mar-09 Sep-09 Mar-10 Sep-10 Mar-11 Sep-11 Mar-12 Source: Bloomberg, 11/12/2007– 6/29/2012. Individual futures returns are for illustrative purposes only and do not represent actual performance of any Index or ETN. Futures returns do not reflect the investor fee or any other transaction costs and expenses. Past performance is not indicative of future results. For current ETN performance go to www.iPathETN.com Page 8 of 20 Page 7 of 20

Dynamic VIX

The **S&P 500® Dynamic VIX Futures™ Index** is designed to offer efficient exposure via a dynamic investment in volatility

Uses the volatility term structure ratio to determine whether to be long or short

- Ratio of 1-month / 3-month Implied volatilities (VIX® Index /VXV® Index)

S&P 500® Dynamic VIX Futures™ Index aims to have:

- reduced "roll cost" during normal or low volatility regimes (contango)
- increased exposure to VIX® Index only when volatility is at elevated levels (backwardation)*



Contango
Backwardation
Short-term VIX futures
Medium-term VIX futures
Ratio: <0.9
I. Strong Contango
70%
-30%
0.9-1.0
II. Weak Contango
80%
-20%
1.0-1.05
III. Weak Backwardation
100%
1.05-1.15
IV. Backwardation
25%
75%
>1.15
V. Strong Backwardation
50%
50%

FOR ILLUSTRATIVE PURPOSES ONLY

* There can be no assurance that the index will accurately predict the market volatility over time. As a result, if the index fails to accurately predict trends of volatility, it may not be successful in correctly allocating between Short-term VIX futures and Medium-term VIX futures. See "Disclaimer" for more information

Page 9 of 20

index performance 500 450 S&P 500 Dynamic VIX Futures™ TR Index value 400 S&P 500 VIX Mid-Term Futures™ TR Index S&P 500 VIX Short-Term Futures™ TR Index 350 ® initial S&P 500 TR Index of 300 % a 250 as 200 150 Performance 100 50 0 Dec-05 May-06 Oct-06 Mar-07 Aug-07 Jan-08 Jun-08 Nov-08 Apr-09 Sep-09 Feb-10 Jul-10 Dec-10 May-11 Oct-11 Mar-12 S&P 500 Dynamic S&P 500 VIX Short- S&P 500 VIX Mid- S&P 500® TR VIX Futures™ TR Term Futures™ TR Term Futures™ TR Index Index Index Index Annualized Returns 25.7% -34.7% 0.7% 3.4% Annualized Volatility 25.5% 62.4% 32.6% 24.0% Correlation vs. S&P 500® Index -71.0% -78.4% -76.8% 100.0% Correlation vs. VIX® Index 62.8% 87.6% 80.3% -76.5% Source: Bloomberg 12/20/2005 – 6/29/2012. The S&P 500® VIX Short-Term and Mid-Term Futures™ Indices were launched in December 2008, the S&P 500® Dynamic VIX Futures™ Index was launched in June 2011.The information prior to launch dates included above is hypothetical historical. You should not rely on historical or hypothetical historical information. Such historical and hypothetical historical information is not indicative of future performance. Page 10 of 20 hedging an equity portfolio Hypothetical portfolios with 90%/10% and 85%/15% allocations to S&P 500® Total Return Index and S&P® 500 Dynamic VIX FuturesTM Index (“Dynamic VIX”) 175 S&P 500® TR Index value 100% 10% Dynamic VIX, 90% S&P 500® TR Index 150 initial 15% Dynamic VIX, 85% S&P 500® TR Index of % 125 a as 100 Performance 75 50 Dec-05 May-06 Oct-06 Mar-07 Aug-07 Jan-08 Jun-08 Nov-08 Apr-09 Sep-09 Feb-10 Jul-10 Dec-10 May-11 Oct-11 Mar-12 100% S&P 500® 10% Dynamic VIX, 15% Dynamic VIX, Index 90% S&P 500® Index 85% S&P 500® Index Annualized Returns 3.4% 6.4% 7.9% Annualized Volatility 24.0% 19.2% 17.0% Returns/Vol Ratio 0.14 0.34 0.46 Max drawdown1 -55.3% -44.0% -37.7% Source: Bloomberg, 12/20/2005 – 6/29/2012. 1. Max Drawdown represent the maximum percentage decline of an index price between any starting and ending point in time. Index returns are for illustrative purposes only and do not represent actual ETN performance. Index performance returns do not reflect the investor fee or any other transaction costs or expenses. Indices are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results. Page 11 of 20

iPath appendices Page 12 of 20 BARCLAYS

iPath

monthly index returns

S&P 500® Dynamic VIX Futures™ Index

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year
2006	-0.8%	-1.6%	-5.0%	0.4%	11.9%	-2.7%	-2.3%	3.6%	3.7%	-2.5%	-2.3%	2.4%	3.7%
2007	-2.4%	-5.1%	-3.6%	1.0%	3.5%	4.2%	19.2%	6.4%	-7.2%	5.9%	11.6%	1.5%	37.2%
2008	-0.2%	2.1%	-1.6%	-4.8%	4.3%	-0.4%	-5.0%	2.5%	14.5%	77.6%	13.0%	4.6%	132.3%
2009	0.1%	3.2%	1.2%	-2.5%	-8.2%	-0.3%	3.8%	2.6%	-0.3%	0.9%	2.7%	-1.9%	0.7%
2010	-1.7%	-1.5%	3.0%	4.4%	10.8%	2.7%	-3.0%	7.4%	1.7%	-2.2%	0.1%	-1.8%	20.7%
2011	-5.8%	-3.9%	-4.9%	2.2%	-2.2%	-1.2%	-6.0%	38.8%	9.6%	-12.0%	3.6%	-1.8%	8.8%
2012	1.4%	3.0%	-2.1%	-2.2%	2.3%	-0.6%							1.7%

S&P 500® VIX Mid-Term Futures™ Index

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year
2006	-5.2%	-4.1%	-8.0%	-0.6%	12.8%	-2.7%	1.7%	-0.3%	2.8%	-12.6%	-3.6%	2.2%	-18.2%
2007	-9.0%	-1.0%	0.5%	-1.3%	3.9%	10.2%	27.4%	3.6%	-9.2%	8.0%	16.0%	0.0%	53.9%
2008	3.6%	5.1%	1.1%	-11.2%	1.0%	4.2%	-3.2%	2.5%	13.3%	44.0%	15.1%	-4.0%	83.9%
2009	1.9%	6.6%	2.6%	-7.2%	-14.6%	-3.5%	0.0%	2.3%	-3.4%	-2.5%	0.9%	-7.8%	-23.6%
2010	-3.6%	-5.2%	-3.8%	7.0%	23.8%	10.5%	-13.3%	8.1%	-5.8%	-14.0%	-0.4%	-10.8%	-13.2%
2011	-12.0%	-3.8%	-1.7%	-6.9%	-2.5%	1.4%	-3.3%	28.8%	16.7%	-16.0%	7.6%	-8.2%	-7.6%
2012	-9.7%	1.3%	-17.4%	-0.8%	13.1%	-12.2%							-25.6%

S&P 500® VIX Short-Term Futures™ Index

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year
2006	-11.0%	-7.8%	-5.8%	-3.6%	28.3%	-8.6%	1.7%	-14.2%	-8.2%	-23.1%	-5.9%	-3.3%	-50.9%
2007	-13.6%	5.8%	7.3%	-9.8%	-2.0%	14.5%	25.3%	20.0%	-15.4%	-1.8%	23.9%	-6.9%	42.9%
2008	7.5%	3.4%	0.6%	-20.2%	-14.1%	14.5%	-2.9%	-7.0%	36.6%	117.3%	16.7%	-17.6%	126.5%
2009	6.6%	5.4%	4.4%	-17.5%	-18.3%	-10.8%	-9.0%	-4.5%	-15.9%	-3.1%	-16.0%	-16.3%	-64.9%
2010	-5.6%	-18.1%	-19.1%	0.4%	38.0%	7.9%	-28.2%	-3.4%	-20.2%	-24.4%	-5.6%	-24.1%	-72.0%
2011	-14.3%	-6.3%	-1.9%	-21.5%	-8.3%	-0.9%	11.6%	66.2%	38.8%	-24.2%	2.0%	-13.9%	-3.7%
2012	-24.8%	-7.9%	-32.6%	-1.1%	28.7%	-29.0%							-57.8%

Source: Bloomberg, 12/31/2005–6/29/2012. **The S&P 500® VIX Short-Term and Mid-Term Futures™ Indices were launched in December 2008, the S&P 500® Dynamic VIX Futures™ Index was launched in June 2011. The information prior to launch dates included above is hypothetical historical. You should not rely on historical or hypothetical historical information. Such historical and hypothetical historical information is not indicative of future performance.**

Page 13 of 20

BARCLAYS

index allocations Historical target allocation of the S&P 500® Dynamic VIX Futures™ Index to the S&P 500® VIX Short-Term Futures™ Index and the S&P 500® VIX Mid-Term Futures™ Index. 150 140 130 Target Allocations*: 120 50% Sht, 50% Mid 25% Sht, 75% Mid 110 0% Sht, 100% Mid 100 -20% Sht, 80% Mid 90 -30% Sht, 70% Mid 80 Indices:. Dynamic VIX Index 70 S&P 500 Index 60 50 Dec-05 Jun-06 Dec-06 Jun-07 Dec-07 Jun-08 Dec-08 Jun-09 Dec-09 Jun-10 Dec-10 Jun-11 Dec-11 Jun-12 Source: Bloomberg, 12/20/2005 – 6/29/2012. *Target allocations are calculated from the Ratio of 1-month / 3-month Implied volatilities (VIX® Index /VXV® Index). Effective allocations are derived from the target allocation, by constraining a maximum change of 12.5% from the previous day, for each of the two indices separately. The S&P 500® VIX Short-Term and Mid-Term FuturesTM Indices were launched in December 2008, the S&P 500® Dynamic VIX FuturesTM Index was launched in June 2011. The information prior to launch dates included above is hypothetical historical. You should not rely on historical or hypothetical historical information. Such historical and hypothetical historical information is not indicative of future performance. Page 14 of 20 index roll cost/yield Roll cost or yield is an important component of volatility index returns and will depend on the shape of the futures curve, i.e., backwardated (downward sloping) or contango (upward sloping) Backwardation Contango Price Price Time to expiry Time to expiry FOR ILLUSTRATIVE PURPOSES ONLY Assuming the price and shape of the futures curve remain constant and a long position in a futures contract is rolled: ??In contango, a cheaper contract will be sold and a more expensive contract purchased, creating a negative “roll cost”, which can negatively impact a long position in a futures contract ??In backwardation, a more expensive contract will be sold and a cheaper contract purchased, creating a positive “roll yield”, which can positively impact a long position in a futures contract Page 15 of 20

VIX® futures can be costly

VIX® futures contracts have traded in contango for most of the time since their launch in 2005, creating negative "roll cost" for VXX and VXZ

- Contango has been steeper for short-term futures: greater roll cost for VXX

XVZ's roll yield determined by its allocation to VIX Short and Mid-term Futures™ Indices



Estimated Monthly Roll Yield/Cost*
S&P 500 VIX Short-Term Futures™ TR Index
S&P 500 VIX Mid-Term Futures™ TR Index
S&P 500 Dynamic VIX Futures™ TR Index
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
-5.0%
-10.0%
-15.0%
-20.0%
Jan-09
Jul-09
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12

* Source: Bloomberg, 1/29/2009 – 6/29/2012. Roll yield estimated using the slope of the VIX futures curve, weighted according to index weightings,
Disclaimer: Index returns are for illustrative purposes only and do not represent actual ETN performance. Index performance returns do not reflect the investor fee or any other transaction costs or expenses. Indices are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results. For current Index and ETN performance, go to www.iPathetn.com

Page 16 of 20

iPath® resources

Online

iPath website
www.ipathetn.com

XVZ Product page
http://ipathetn.com/product/XVZ

iPath® Volatility ETNs
http://www.ipathetn.com/static/pdf/volatility_etns.pdf

Basics of VIX ETNs
http://www.ipathetn.com/us/downloads/pdf/VIX-basics.pdf

Bloomberg

XVZ product page	XVZ <Equity> DES <Go>
Intraday Ind. Value	XVZIV <Index> <Go>
Underlying Index	SPDVIXTR <Index> <Go>
VIX Futures	VIX <Index> CCRV <Go>

Sales Contacts

iPath general enquiries	**877-764-7284**
Barclays iPath	**212-528-7990**
RIA coverage team	**212-528-4930**
Insurance coverage team	**212-528-8707**
Private Bank coverage team	**212-528-6428**
Regional Bank coverage team	**212-526-4197**

Additional Contacts

ETN / ETF Trading	**212-526-8979**
Equities Structuring	**212-528-1126**
Press Office	**212-412-7545**
Investor Relations	**+44 (0)20 7773 2269**

Page 17 of 20

glossary of terms Tail Risk Hedging: Investment positions created to limit losses that would occur in case of extreme downward market moves. The technical definition of tail risk is a portfolio value move of at least three standard deviations from the mean return. VXX: The iPath® S&P 500 VIX Short-Term FuturesTM ETN VXZ: The iPath® S&P 500 VIX Mid-Term FuturesTM ETN SPY: SPDR S&P 500 ETF Trust Short term VIX® futures: The S&P 500 VIX Short-Term FuturesTM Index ER Mid-term VIX® futures: The S&P 500 VIX Mid-Term FuturesTM Index ER The VIX® Index: The CBOE Volatility Index®, a measure of the market expectations for the forward looking 1-month volatility of the S&P 500® Index The VXV® Index: The CBOE S&P® 500 3-Month Volatility Index, a measure of market expectations for forward looking 3-month volatility of the S&P 500® Index Implied Volatility Term Structure: The ratio between the VIX® Index and the VXV® Index Page 18 of 20 selected risk considerations An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any change in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. Issuer Redemption: If specified in the applicable prospectus, Barclays Bank PLC will have the right to redeem or “call” a series of ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity. The Performance of the Underlying Index is Unpredictable: An investment in the ETNs is subject to risks associated with fluctuations, particularly a decline, in the performance of the underlying index. Because the performance of such index is linked to futures contracts on the CBOE® Volatility Index (the “VIX Index”), the performance of the underlying index will depend on many factors including, the level of the S&P 500® Index, the prices of options on the S&P 500® Index, and the level of the VIX Index which may change unpredictably, affecting the value of futures contracts on the VIX Index and, consequently, the level of the underlying index. Additional factors that may contribute to fluctuations in the level of such index include prevailing market prices and forward volatility levels of the U.S. stock markets and the equity securities included in the S&P 500® Index, the prevailing market prices of options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500® Index and the VIX Index, interest rates, supply and demand in the listed and over-the-counter equity derivative markets as well as hedging activities in the equity-linked structured product markets. Dynamic Allocation of Underlying Index: The value of the underlying index will depend upon the success of such index in dynamically allocating between the short-term and mid-term volatility futures components. The allocation of such index is based on implied volatility measurements that may not effectively predict trends in future volatility, and is made in accordance with pre-defined weightings that may not be optimal. Additionally, such index may allocate to short as well as long positions in the index components and is not guaranteed to react positively to increased levels of market volatility. Page 19 of 20 selected risk considerations

(cont’d) Market and Volatility Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your ETNs in the secondary market. Factors that may influence the market value of the ETNs include prevailing market prices of the U.S. stock markets, the index components included in the underlying index, and prevailing market prices of options on such index or any other financial instruments related to such index; and supply and demand for the ETNs, including economic, financial, political, regulatory, geographical or judicial events that affect the level of such index or other financial instruments related to such index. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 or 50,000 (depending on the series) ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Investments, LLC. assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. “Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500TM”, “S&P 500 VIX Short-Term Futures™”, “S&P 500 VIX Mid-Term Futures™” and “S&P 500® Dynamic VIX Futures™” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed for use by S&P. The ETNs are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of either index to track market performance. © 2012 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE Page 20 of 20